Exhibit 21.1

SUBSIDIARIES OF CANOPY GROWTH CORPORATION

As of March 31, 2024

Entity Name	Jurisdiction of Incorporation or Organization
10663824 Canada Inc.	Canada
11065220 Canada Inc.	Canada
11239490 Canada Inc.	Canada
1208640 B.C. Ltd.	British Columbia
Apollo Applied Research Inc.	Canada
Batavia Bio Processing Limited	Illinois
Beckley Canopy Therapeutics Limited	United Kingdom
BioSteel Manufacturing LLC	Delaware
BioSteel Sports Nutrition Inc.	Canada
Biosteel Sports Nutrition USA LLC	Delaware
Canindica Capital Ltd.	Bahamas
Canopy Elevate I LLC	Delaware
Canopy Elevate II LLC	Delaware
Canopy Elevate III LLC	Delaware
Canopy Growth Australia PTY Ltd.	Australia
Canopy Growth Corporation Insurance Limited	Bermuda
Canopy Growth Corporation Mexico, S.R.L. de C.V.	Mexico
Canopy Growth Germany GmbH	Germany
Canopy Growth Hellas S.A.	Greece
Canopy Growth Holdings B.V.	Netherlands
Canopy Growth LATAM Holdings Corporation	Canada
Canopy Growth Polska Sp. Z. o. o.	Poland
Canopy Growth UK Limited	United Kingdom
Canopy Growth USA, LLC	Delaware
Canopy Oak LLC	Delaware
EB Transaction Corp.	Delaware

EB Transaction Sub I LLC	Delaware
Grow House JA Limited	Jamaica
POS Bio-Sciences USA Inc.	Illinois
Spectrum Biomedical UK Limited	United Kingdom
Spectrum Labs Brasil S.A.	Brazil
Storz & Bickel America, Inc.	California
Storz & Bickel GmbH	Germany
The Supreme Cannabis Company, Inc.	Canada
This Works Products Limited	United Kingdom
Tweed Inc.	Ontario
Tweed Leasing Corp.	Canada